Exhibit 10.4

INDEPENDENCE REALTY TRUST, INC.

LONG TERM INCENTIVE PLAN

2017 PERFORMANCE SHARE UNIT AWARD

GRANT AGREEMENT

To:  [Name]

Attached as Appendix A hereto is a summary of the Annual Equity Award Program (“Equity Program”) issued pursuant to the Independence Realty Trust Long Term Incentive Plan (“Plan”).  You have been granted a 2017 Performance Share Unit Award (the “Award”) under the Equity Program.  This Performance Share Unit Award Grant Agreement (the “Grant Agreement”) sets forth the potential number of Performance Share Units (each, a “Unit”) that may vest and be redeemed under this Award and its terms and conditions.  The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement, the Equity Program and Plan.

Grant Date:	February 28, 2017
Maximum Number of Performance Share Units:	[Number]

The actual number of Performance Share Units that may vest and be redeemed shall be determined according to the level of achievement of the performance targets (“Performance Targets”) established by the Committee (as defined in the Plan) on February 28, 2017 and set forth in Appendix A hereto.

Nature of Units:

Each Unit represents the right to receive one share of Independence Realty Trust, Inc. (“IRT”) Common Shares (the “Common Shares”) or the cash equivalent based on Fair Market Value (as defined in the Plan) on the date of vesting, pursuant to the terms of this Agreement, and consistent with the provisions of the Plan, including any adjustment hereunder or thereunder, as applicable.  The Committee shall determine in its sole discretion at any time and from time to time through the date of vesting of the Unit whether any or all vested Units shall be redeemed with Common Shares or cash or any combination thereof.

Vesting:

The Performance Share Units awarded pursuant to the terms of this Grant Agreement and the Equity Program, shall vest 50% upon achievement of the Performance Targets determined as of the last day of the three year performance period (the “Performance Period”).  The Compensation Committee will make a determination on your satisfaction of Performance Targets within three months of the completion of the Performance Period (the “Determination Date”), which shall also be the initial vesting date of such Units.  The remaining 50% of the Performance Share Units shall vest on the first anniversary of the last day of the Performance Period.  In each case, vesting is contingent upon your continued employment through the vesting date and subject to the terms of any employment agreement between you and IRT.  The above notwithstanding, if your employment is terminated due to death, or disability, other than voluntarily or for cause (as defined in the your employment agreement) (a “Qualified Termination”) prior to the conclusion of the Performance Period, then such performance period will be shortened to conclude on the last day of the calendar quarter immediately preceding the date of such Qualified Termination (a “Shortened Performance Period”).  In such event, the Compensation Committee will determine within three months after the date of such Qualified Termination the number of Performance Share Units earned, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award.  Your earned Performance Share Units, if any, will vest as of the date that the Compensation Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period.  The number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the number of Performance Share Units earned by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period.  If the Performance Targets are not met, you will not vest in any Units.

Vesting at Retirement

If your employment is terminated due to “Retirement” (as defined below) Performance Share Units shall vest in the following manner.   If your Retirement occurs during the Performance Period, the number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the Performance Share Units earned in the Performance Period pursuant to Appendix A by a fraction, the numerator is the number of days from the beginning of the Performance Period to the date of your Retirement and the denominator of which is the total  number of days in the 3-year Performance Period.

If your Retirement occurs after the Performance Period, 100% of your Performance Share Units earned in the Performance Period shall vest upon Retirement.

The above notwithstanding in no event shall you vest in any Performance Share Units if the Performance Targets are not met.

For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.”  The Rule of 70 shall be satisfied upon (1) completion of at least fifteen (15) years of service with IRT or its related entities; (2) attainment of age 55 and (3) your combined age and service equals at least 70.   You may separate upon Retirement subject to (i) your providing at least six (6) months’ advanced notice to IRT; and (ii) your consent to enter into non-compete, non-solicitation agreement with IRT (including related entities) for a period of up to three years (or such shorter period as permitted under applicable state law); and (iii) your execution of a release in favor of IRT (including its related entities, officers, directors, members and employees) of all potential claims arising in the context of your employment.  Any or all of the above conditions may be waived or modified at the sole discretion of the Compensation Committee.

Performance Period:	Fiscal Years 2017, 2018 and 2019.

Voting/Dividend Rights:

Units will not have any voting rights.

Following the 3-year Performance Period, IRT shall establish a “Dividend Equivalent Account” with respect to those Performance Share Units that remain unvested. If any dividends are paid with respect to IRT’s common shares, you will receive a credit to your Performance Share Unit Award Dividend Account equal to the value of the cash dividends that would have been distributed if you held the number of IRT’s common shares represented by such unvested Units. (No credit shall be made with respect to Performance Share Units vesting at the end of the 3-year Performance Period.) Within thirty (30) days following the date any such unvested Performance Share Units become vested, a cash payment will be paid to you by IRT equal to the value of the aggregate amount of cash credited to your Dividend Equivalent Account for the corresponding number of common shares represented by such Performance Share Units. No interest shall accrue with respect to any cash amounts credited to your Dividend Equivalent Account. If any unvested Performance Share Units are forfeited for any reason prior to vesting, the aggregate amount credited to your Dividend Equivalent Account with respect to such unvested Performance Share Units shall also be forfeited and you shall not have any rights with respect to any such amounts.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Award issued pursuant to this Grant Agreement shall be your responsibility.  Upon vesting, you may elect to have a portion of the Units withheld in order to satisfy your tax obligations.

Redemption:

Promptly following the Committee’s determination that any Units have vested, IRT shall notify you (or your personal representative, heir or legatee in the event of your death or incapacity) that your Units are redeemable pursuant to Section 4.04 of the Plan and shall, within 60 days of such notice, deliver a certificate for such shares; provided, however, that IRT, in its sole discretion, shall have the option to pay you the fair market value of the shares, which shall be measured as of the date when the right to the shares became vested, in lieu of delivery of the certificate. The Committee may condition delivery of the certificate or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the certificate or cash, as applicable, is being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a share when the right to the shares became vested.

The above notwithstanding, in the event that the Units vest due to Retirement, 50% of the earned Units are redeemable as of the Determination Date and the remaining 50% shall be redeemable on the first anniversary of the last day of the Performance Period.

Transferability:

Except as otherwise provided in this Grant Agreement, until the award vests and become non-forfeitable, you may not transfer or assign the award for any reason, other than under your will or as required by intestate laws.  Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Grant Agreement, you agree to be bound by IRT’s policies regarding the transfer of the Common Shares and understand that there may be certain times during the year in which the you will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Common Shares

Clawback:

In addition to, and not in limitation of, the forfeiture of the Award (or any portion thereof) as provided in this Grant Agreement, the Equity Program or the Plan, IRT may recover amounts paid to you pursuant to this Award to the extent that the Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that you have engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of IRT’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).

Miscellaneous:

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Board (or a committee thereof) and that any such interpretation of the terms of this Grant Agreement and any determination made by the Board (or a committee thereof) pursuant to this Grant Agreement shall be final, binding and conclusive.  This Grant Agreement may be executed in counterparts.  This Grant Agreement and the Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Grant Agreement can be found in the Plan.  Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect.  In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

_______________________________________________________________

Authorized OfficerGrantee

Appendix A

Effective February 28, 2017,  the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of Independence Realty Trust, Inc. (“IRT”) approved awards under Independence Realty Trust, Inc. Long Term Incentive Plan (as amended and restated May 12, 2016) (the “2016 Plan”) for three of IRT’s executive officers (the “Eligible Officers”).  These awards included awards intended to qualify as “qualified performance-based compensation” under section 162(m) of Internal Revenue Code and Article X of the 2016 Plan.  The Compensation Committee adopted an Annual Equity Award Program (the “Equity Program”) pursuant to the 2016 Plan and made awards thereunder (the “2017 Equity Awards ”) to the Eligible Officers setting forth the basis on which the Eligible Officers could earn and vest in equity compensation over the years 2017 through 2020.  The Eligible Officers are Scott F. Schaeffer, IRT’s Chairman and Chief Executive Officer, Farrell M. Ender, IRT’s President, and James J. Sebra, IRT’s Chief Financial Officer and Treasurer.  The terms of the 2017 Equity Awards are described below.  On February 28, 2017, the Compensation Committee also made a separate award which vested immediately of 624 shares of IRT common stock under the 2016 Plan to Mr. Ender.

2017 Equity Awards

The Compensation Committee is granting restricted share Equity Award under the 2017 Equity Awards Plan consisting of the following two components:

•

“Performance Component” - 75% of the value of each Eligible Officer’s 2017 potential Equity Award will be based on the attainment of absolute and relative Total Shareholder Return (“TSR”) hurdles over a three-year period, which include both share price appreciation and reinvestment of common stock dividends, as well as a subjective evaluation of the achievement of strategic objectives.   This component consists of Performance Share Unit Awards (the “2017 PSUs”) authorized by the Compensation Committee under the Equity Program adopted pursuant to the 2016 Plan, with the number of shares of IRT common stock (“Common Shares”) issued or their equivalent value in cash paid, at the Compensation Committee’s option, at the conclusion of the relevant performance period. The number of 2017 PSUs earned will be determined (a) for 80% by IRT’s performance for the three year period commencing January 1, 2017 and ending December 31, 2019 relative to two long term performance metrics established by the Compensation Committee, as described in greater detail below, and (b) for 20% of the awards, by the Compensation Committee’s subjective evaluation of the Eligible Officer’s contribution to the creation of overall stockholder value.

•

The actual number of 2017 PSUs earned by a participant may range from 0% to 150% of target based on actual performance for the performance period. The performance based awards vest 50% at December 31, 2019 based on performance for 2017-2019, and the 50% balance, consisting of the same number of shares that were awarded at December 31, 2019, become time vesting and vest one year thereafter, subject to forfeiture in such year only in the event IRT has terminated the Eligible Officer’s employment for cause or the Eligible Officer has resigned without good reason as determined, in each situation, under such Eligible Officer’s employment agreement. The Compensation Committee currently intends to redeem any vested 2017 PSUs with Common Shares, subject to the availability of shares of IRT common stock under the 2016 Plan at the time of vesting.

Performance Criteria	2017 Weighting	Threshold	Performance Criteria Target	Maximum
Relative 3-year TSR(1)	60%	30th percentile	50th percentile	75th percentile
Absolute 3-Year TSR	20%	22.50%	33.75%	45.00%
Strategic Objectives	20%		Subjective

(1) For purposes of determining the Company’s achievement against this metric, the Company’s TSR will be compared to the constituents of the FTSE NAREIT Apartment Index (the “Index”) over the performance period, using the relative percentile ranking approach for all constituents that are included in the Index over the full performance period.

No awards will be earned if below Threshold performance is achieved for a particular metric.

•

“Time-Based Component” - The remaining 25% of the potential Equity Award will be time-based.   This component consists of Restricted Stock Awards (the “2017 Stock Awards”) authorized by the Compensation Committee under the Equity Program adopted pursuant to the 2016 Plan,.  The shares of IRT common stock subject to the Annual Restricted Share Awards will vest 25% per annum on the first four anniversaries from the date of grant.

Number of PSUs and 2017 Stock Awards

The number of 2017 PSUs awarded is set forth below and was determined by dividing the maximum dollar amount of the award that may be earned by IRT’s closing stock price on the NYSE MKT on February 28, 28, 2017, the grant date, $9.19, based on the following proposed individual award opportunities.  The number of shares awarded for 2017 Stock Awards is set forth below and was determined by dividing the dollar amount of the award based by such closing stock price.

			Performance-Based Award
Executive	Total Target Award	Time-Based Award	Threshold	Target	Maximum
Scott F. Schaeffer	$1,000,000	$250,000	$375,000	$750,000	$1,125,000
Farrell M. Ender	400,000	100,000	150,000	300,000	450,000
James J. Sebra	450,000	112.500	168,750	337,500	506,250

Executive	Number of 2017 Stock Awards	Number of 2017 PSUs
Scott F. Schaeffer	27,203	122,416
Farrell M. Ender	10,881	48,966
James J. Sebra	12,242	55,087

Additional Terms of the 2017 Equity Awards

Dividends will be paid with respect to outstanding 2017 Stock Awards, subject to forfeiture prior to vesting. Dividend equivalents will not be paid on the 50% of the 2017 PSUs that have met the 3 year performance based criteria and have vested, but dividend equivalents will be paid on the remaining 50 % of the 2017 PSUs only for the year during which they time vest, subject to forfeiture prior to vesting. No dividend equivalents will be paid while the 2017 PSUs are subject to performance criteria. Dividend equivalents will accrue only on the portion of the 2017 PSUs which have met the performance criteria and remain subject only to time vesting.

The 2017 Stock Awards will have voting rights and the 2017 PSUs will not have any voting rights.

Any Eligible Officer whose employment is terminated will forfeit any unvested 2017 Equity Awards except with respect to 2017 PSUs in the event of a Qualified Termination or Retirement as described below and except where such Eligible Officer’s employment agreement with IRT provides for accelerated vesting in defined circumstances.

If an Eligible Officer’s employment is terminated due to death or disability and other than voluntarily or for cause (as defined in the relevant employment agreement for each Eligible Officer) (a “Qualified Termination”) prior to the conclusion of the 3-year performance period applicable to such Eligible Officer’s 2017 PSUs, then such performance period will be shortened to conclude on the date of such Qualified Termination (a “Shortened Performance Period”). In such event, the Compensation Committee will determine within three months after the date of such Qualified Termination the number of 2017 PSUs earned by such Eligible Officer, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award. The Eligible Officer’s earned 2017 PSUs, if any, will vest as of the date that the Compensation Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period. The number of 2017 PSUs eligible to be earned shall be determined on a pro rata basis by multiplying the number of 2017 PSUs issued to such Eligible Officer by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period. With respect to earned

2017 PSUs held by the Officer for which the Performance Period is complete but for which the additional time-based vesting period is incomplete prior to the Eligible Officer’s Qualified Termination, any restrictions on such earned awards shall lapse and such earned awards shall automatically become fully vested as of the date of such Qualified Termination.

In the event of an Eligible Officer’s “Retirement” (as defined below), the 2017 PSUs will vest in the following manner. If such Retirement occurs during the performance period, the number of 2017 PSUs vested will be determined on a pro rata basis by multiplying the 2017 PSUs earned in the performance period by a fraction, the numerator is the number of days from the beginning of the performance period to the date of such Retirement and the denominator of which is the total number of days in the 3-year performance period. If an Eligible Officer’s Retirement occurs after the performance period, 100% of the 2017 PSUs earned in the performance period will vest upon Retirement. The above notwithstanding in no event will any 2017 PSUs vest if the performance targets are not met. “Retirement” is defined in the 2017 PSUs as the Eligible Officer’s voluntary separation of employment following satisfaction of the “Rule of 70.” The Rule of 70 will be satisfied upon (1) completion of at least fifteen (15) years of service with IRT or its related entities; (2) attainment of age 55 and (3) such Eligible Officer’s combined age and service equals at least 70. An Eligible Officer may separate upon Retirement subject to providing at least six (6) months’ advance notice to IRT and entering into a separate three-year non-competition and non-solicitation agreement if requested. In the event the 2017 PSUs vest due to Retirement, 50% of the vested 2017 PSUs will be redeemable as of the relevant determination date and the remaining 50% will be redeemable on the first anniversary of the last day of the performance period.

Clawback Policy

Awards made under the 2017 Cash Bonus Awards and the 2017 Equity Awards for the Eligible Officers are subject to a clawback policy which will allow IRT to recover amounts paid to such officer pursuant to such awards to the extent that the Compensation Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that such officer has engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of IRT’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).